Exhibit (b)(4)
Execution Version
Bain Capital Fund X, L.P.
111 Huntington Avenue
Boston, MA 02199
January 14, 2008
Swingset Holdings Corp.
111 Huntington Avenue
Boston, MA 02199
Ladies and Gentlemen:
          This letter agreement sets forth the commitment of Bain Capital Fund X, L.P. (“Bain” or the “Fund”), subject to the terms and conditions contained herein, to purchase certain equity interests of Swingset Holdings Corp., a newly formed Delaware corporation (the “Parent”). It is contemplated that, pursuant to an Agreement and Plan of Merger (the “Merger Agreement”) to be entered into among Parent, Bright Horizons Family Solutions, Inc. (the “Company”) and Swingset Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Parent (the “Merger Sub”), pursuant to which Merger Sub will be merged with and into the Company (the “Merger”). Each capitalized term used and not defined herein shall have the meaning ascribed thereto in the Merger Agreement.
          1. Commitment. The Fund hereby commits, subject to the terms and conditions set forth herein, that, on or prior to the funding obligations of the Parent pursuant to Section 2.02 of the Merger Agreement, the Fund shall purchase, or shall cause the purchase of, equity interests of the Parent for consideration of the aggregate sum of US$640 million to fund a portion of the aggregate Merger Consideration to be paid pursuant to the Merger Agreement and to pay all related fees and expenses pursuant to and in accordance with the Merger Agreement (the “Commitment”). The Fund may effect the purchase of the equity interests of the Parent directly or indirectly through one or more affiliated entities; provided that it does not affect the Fund’s Commitment obligations hereunder. The amount of the Commitment shall be disregarded for purposes of determining whether or not a Company Material Adverse Effect exists, including without limitation for purposes of determining whether any reduction in the Company’s EBITDA constitutes or does not constitute a Company Material Adverse Effect.
          2. Conditions. The Commitment shall be subject to the execution and delivery of the Merger Agreement by the Company and the satisfaction or waiver of each of the conditions to the Parent’s and Merger Sub’s obligations to consummate the transactions contemplated by the Merger Agreement set forth in Sections 7.01 and 7.02 of the Merger Agreement and the contemporaneous funding of the debt financing on the terms and conditions described in the Commitment Letter.

          3. Limited Guarantee. Concurrently with the execution and delivery of this letter agreement, the Fund is executing and delivering to the Company a limited guarantee related to the Parent’s and Merger Sub’s obligations under the Merger Agreement (the “Limited Guarantee”). The Company’s remedies against the Fund under the Limited Guarantee shall be, and are intended to be, the sole and exclusive direct or indirect remedies available to the Company and its affiliates against the Fund or any former, current or future equity holder, controlling person, director, officer, employee, agent, affiliate, member, manager, general or limited partner, or assignee of the Fund or any former, current or future equity holder, controlling person, director, officer, employee, agent, affiliate, member, manager, general or limited partner, or assignee of any of the foregoing (other than the Parent or Merger Sub), in respect of any liabilities or obligations arising under, or in connection with, the Merger Agreement or the transactions contemplated thereby, including in the event the Parent or Merger Sub breaches its obligations under the Merger Agreement, whether or not such breach is caused by the Fund’s breach of its obligations under this letter agreement.
          4. Parties in Interest; Third Party Beneficiaries. This letter agreement shall inure to the benefit of and be binding upon the Parent and the Fund. Nothing in this letter agreement, express or implied, is intended to confer upon any person other than the Parent and the Fund any rights or remedies under, or by reason of, this letter agreement or to confer upon any person any rights or remedies against any person other than the Parent and the Fund under or by reason of this letter agreement.
          5. Enforceability. This letter agreement may only be enforced by the Parent and the Fund. The Parent’s creditors shall have no right to enforce this letter agreement or to cause the Parent to enforce this letter agreement. This letter agreement may not be specifically enforced.
          6. No Modification; Entire Agreement. This agreement may not be amended or otherwise modified without the prior written consent of the Parent and the Fund. This letter agreement constitutes the sole agreement, and supersedes all prior agreements, understandings and statements, written or oral, between the Fund or any of its affiliates, on the one hand, and the Parent or any of its affiliates, on the other, with respect to the transactions contemplated hereby.
          7. Governing Law; Jurisdiction; Venue. This letter agreement, the rights of the parties and all actions arising in whole or part under or in connection herewith will be governed by and construed in accordance with the laws of the State of New York.
     Each party to this letter agreement, by its execution hereof, (i) hereby irrevocably submits to the exclusive jurisdiction of the state courts of the State of New York or the United States District Court located in the Southern District of the State of New York for the purpose of any action between the parties arising in whole or in part under or in connection with this letter agreement, (ii) hereby waives to the extent not prohibited by applicable law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such action brought in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred or removed to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other proceeding in any other court other than one of the above-named courts, or that this letter agreement or the subject matter hereof may not be enforced in or by such court and (iii) hereby agrees not to commence any such action other than before one of the above-named courts. Notwithstanding the previous sentence, a party may commence any action in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts.
     Each party agrees that for any action between the parties arising in whole or in part under or in connection with this letter agreement, such party will bring actions only in the Borough of Manhattan. Each party further waives any claim and will not assert that venue should properly lie in any other location within the selected jurisdiction.
     Each party hereto agrees that notice or the service of process in any action, suit or proceeding arising out of or relating to this letter agreement shall be properly served or delivered if delivered in the manner contemplated by Section 7 of the Limited Guarantee.
          8. Confidentiality. This letter agreement shall be treated as confidential and is being provided to the Parent solely in connection with the Merger. This letter agreement may not be used, circulated, quoted or otherwise referred to in any document, except with the written consent of the Fund and the Parent. The foregoing notwithstanding, this letter shall be provided to the Company and the Company and the undersigned may disclose the existence of this letter to (i) its affiliates and representatives and (ii) to the extent required by law, the applicable rules of any national securities exchange or in connection with any securities regulatory agency filings relating to the Merger.
          9. Termination. The obligation of the Fund to fund the Commitment will terminate automatically and immediately upon the earliest to occur of (a) the valid termination of the Merger Agreement in accordance with its terms, (b) the Company or any of its affiliates accepting payment from the Fund under the Limited Guarantee or (c) the Company or any of its affiliates asserting a claim against the Fund or any Non-Recourse Party (as defined below) in connection with the Merger Agreement other than a claim against the Fund under the Limited Guarantee.
          10. No Assignment. The commitment evidenced by this letter shall not be assignable by the Parent without the Fund’s prior written consent, and the granting of such consent in a given instance shall be solely in the discretion of the Fund and, if granted, shall not constitute a waiver of this requirement as to any subsequent assignment. Except as expressly permitted in Section 1 hereof, no transfer of any rights or obligations hereunder by the Fund shall be permitted without the consent of the Parent. Any purported assignment of this commitment in contravention of this Section 10 shall be void.
          11. No Recourse. Notwithstanding anything that may be expressed or implied in this letter agreement or any document or instrument delivered in connection herewith, and notwithstanding the fact that the Fund may be a partnership, by its acceptance of the benefits of this letter agreement, the Parent acknowledges and agrees that no Person other than the Fund and the Parent has any obligations hereunder and that no recourse shall be had hereunder or under any document or instrument delivered in connection herewith, or for any claim based on, in respect of, or by reason of, such obligations on their creation, against, and no personal liability shall attach to, the former, current and future equity holders, controlling persons, directors, officers, employees, agents, affiliates, members, managers, general or limited partners, or assignees of the Fund or the Parent or any former, current or future equity holder, controlling person, director, officer, employee, agent, affiliate, member, manager, general or limited partner, or assignee of any of the foregoing (collectively, but not including the Fund, Merger Sub or the Parent, each a “Non-Recourse Party”) through the Parent or otherwise, whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of the Parent against any Non-Recourse Party, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable law, or otherwise. Recourse against the Fund pursuant to this letter agreement shall be the sole and exclusive remedy of the Parent and all of its affiliates against the Fund and the Non-Recourse Parties in respect of any liabilities or obligations arising under, or in connection with, the Merger Agreement or the transactions contemplated thereby.
          12. Warranties. The Fund hereby represents and warrants to the Parent that (a) it has all limited partnership power and authority to execute, deliver and perform this commitment letter; (b) the execution, delivery and performance of this commitment letter by the Fund has been duly and validly authorized and approved by all necessary limited partnership action by it; (c) this commitment letter has been duly and validly executed and delivered by it and constitutes a valid and legally binding obligation of it; enforceable against it in accordance with the terms of this commitment letter, (d) its commitment is less than the maximum amount that it is permitted to invest in any one portfolio investment pursuant to the terms of its constituent documents; and (e) it has uncalled capital commitments in excess of the commitment.
[Remainder of page intentionally left blank.]

Sincerely,

BAIN CAPITAL FUND X, L.P.

By: BAIN CAPITAL PARTNERS X, L.P., its
General Partner
By: BAIN CAPITAL INVESTORS, LLC, its
General Partner

By: /s/ Andrew Balson
Name: Andrew Balson
Title: A Duly Authorized Representative
Agreed to and accepted:
SWINGSET HOLDINGS CORP.

By: /s/ Andrew Balson
Name: Andrew Balson
Title: Authorized Person
[Equity Commitment Letter Signature Page]